Exhibit 99.1

Avigen Announces Pricing of Common Stock Offering

ALAMEDA, CA, April 26, 2007 – Avigen, Inc. (NASDAQ:AVGN) today announced the pricing of an underwritten public offering of 3,974,000 shares of newly issued common stock at a price to the public of $6.94 per share. The offering was made in connection with the company’s existing shelf registration statement and will result in net proceeds to the company of approximately $25.9 million, after payment of underwriting discounts and commissions, but excluding estimated offering expenses. Avigen has granted the underwriters an option to purchase up to an aggregate of 596,000 additional shares of common stock to cover over-allotments, if any.

Pacific Growth Equities, LLC and UBS Investment Bank acted as the underwriters for this offering. Copies of the final prospectus relating to the offering may be obtained from Pacific Growth Equities, LLC at One Bush Street, Suite 1700, San Francisco, CA, 94104.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state in which such offer, solicitation or sale is not permitted.

About Avigen

Avigen is a biopharmaceutical company focused on unique small molecule therapeutics and biologics to treat serious neurological disorders, including spasticity and neuromuscular spasm and neuropathic pain. The company currently has in development AV650 for spasticity and neuromuscular spasm and AV411 for neuropathic pain. Additionally, the company has in development a compound for the treatment of hemophilia A and B, AV513.

Contact: Michael Coffee
Chief Business Officer
Avigen, Inc.
1301 Harbor Bay Parkway, Alameda, CA 94502
Tel: 510-748-7372
Fax: 510-748-7155
E-mail: ir@avigen.com